Execution Version

INTERIM INVESTORS’ AGREEMENT

This Interim Investors’ Agreement (the “Agreement”) is made as of October 5, 2007 by and between Cambridge Information Group II LLC on its own behalf and on behalf of certain of its affiliates (“CIG”), Externalis S.A. (“Externalis”), ABRY Mezzanine Partners, L.P., a Delaware limited partnership (“AMP”), and ABRY Investment Partnership, L.P., a Delaware limited partnership (“AIP” and together with AMP, “ABRY”). CIG, Externalis and ABRY are, together, the “Investors.”

RECITALS

WHEREAS, the Investors collectively beneficially own 2,344,195 shares of common stock, par value $0.001 (“Shares”) of Navtech, Inc., a Delaware corporation (“Navtech” or the “Company”);

WHEREAS, the Investors collectively beneficially own 1,600,000 shares of convertible preferred stock, par value $0.01 (“Preferred Shares”) of Navtech,

WHEREAS, ABRY holds warrants that presently are exercisable for 355,134 Shares (“Warrants”);

WHEREAS, each of the Investors believes that it is no longer in the best interests of the Company for the Company to be a public company;

WHEREAS, each of the Investors wishes to participate in a tender offer (the “Tender Offer”) for all of the outstanding Shares of the Company not owned by them with a view to taking the Company private; and

WHEREAS, the Investors wish to agree to certain terms and conditions that will govern the actions of the Investors with respect to the Tender Offer and taking the Company private.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1. Agreements Between the Investors.

1.1 Joint Actions. Unless otherwise expressly provided herein or the context otherwise requires, any determination or other action to be taken hereunder by the Investors shall mean a determination made, or other action taken by, the Investors on a joint and mutually-agreed-upon basis, and not a several or individual basis.

1.2 NV Holdings.

(a)	The Investors have caused a corporation to be formed under the laws of Delaware for the purposes of conducting the Tender Offer and holding the Shares. The name of such corporation is NV Holdings, Inc. (“NV Holdings”). The Investors own the common shares of NV Holdings in the following proportions:

CIG – 63.89%

Externalis – 27.1%

ABRY – 9.01% (to be allocated between AMP and AIP, as AMP may specify).

(b)	The Investors agree that the board of directors (the “Board”) of NV Holdings shall initially consist of three (3) directors. Each Investor shall have the right to appoint one (1) Director.

1.3 Conduct of Tender Offer.

(a)

The Investors hereby agree to cause NV Holdings to commence a Tender Offer for all of the outstanding Shares of Navtech not owned by NV Holdings or the Investors, on the terms described in the Offer to Purchase dated October 9, 2007 (as the same may be modified from time to time by agreement of the Investors, the “Offer to Purchase”). Each Investor shall take all actions reasonably necessary to effect the Tender Offer on the terms described in the Offer to Purchase.

(b)

No Investor shall tender its Shares in the Tender Offer, nor shall any Investor purchase, solicit for purchase or enter into any agreement, understanding or arrangement with respect to the purchase of, any Shares independent of the Tender Offer prior to the Closing (as defined below).

(c)	Prior to the closing of the Tender Offer (the “Closing”), no Investor shall transfer its common shares in NV Holdings to any other person who is not an affiliate of the Investor.
(d)

No amendment shall be made to the Offer to Purchase or any other document produced or required by law to be produced or filed in connection with the Tender Offer without the prior consent of each Investor.

1.4 Share Contribution.

(a)

Each Investor hereby commits to contribute to NV Holdings, immediately prior to the Closing, all of the Shares owned by such Investor (each, a “Share Contribution”) if, after the Closing and the contributions of Shares, Preferred Shares and Warrants to NV Holdings by the Investors and any third persons, the number of Shares held by NV Holdings (including Shares that would be issued upon conversion of all Preferred Shares to be contributed to NV Holdings in the Preferred Share Contributions and the exercise in full of all Warrants to be contributed to NV Holdings in the Warrant Contributions) would amount to at least 90% of the outstanding Shares of Navtech (after giving effect to such conversion and exercise). In exchange for such Share Contribution, NV Holdings shall issue to each Investor one common share of NV Holdings for each Share contributed by it.

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(b)

To the extent that the Investors have not converted Preferred Shares, each Investor commits to contribute (each, a “Preferred Share Contribution”) to NV Holdings, immediately prior to the Closing, all of the Preferred Shares owned by such Investor if, after the Closing and the contributions of Shares, Preferred Shares and Warrants to NV Holdings by the Investors and any third persons, the number of Shares held by NV Holdings (including Shares that would be issued upon conversion in full of all Preferred Shares to be contributed to NV Holdings in the Preferred Share Contributions and the exercise in full of all Warrants to be contributed to NV Holdings in the Warrant Contributions) would amount to at least 90% of the outstanding Shares of Navtech (after giving effect to such conversion and exercise). In exchange for such Preferred Share Contribution, NV Holdings shall issue to each such Investor a number of convertible preferred shares of NV Holdings with an aggregate liquidation preference equal to the number of Shares into which the contributed Preferred Shares are convertible multiplied by $2.50, and a coupon equal to the coupon on the Preferred Shares. Such convertible preferred shares of NV Holdings will be convertible into common shares of NV Holdings at the rate of one common share of NV Holdings for each $2.50 of liquidation preference of the share(s) to be converted (disregarding such coupon), subject to adjustment in the same manner as the conversion price of the Preferred Shares.

(c)

ABRY hereby commits to contribute to NV Holdings, immediately prior to the Closing, all of the Warrants owned by ABRY (each, a “Warrant Contribution”) if, after the Closing and the contributions of Shares, Preferred Shares and Warrants to NV Holdings by the Investors and any third persons, the number of Shares held by NV Holdings (including Shares that would be issued upon conversion in full of all Preferred Shares to be contributed to NV Holdings in the Preferred Share Contributions and the exercise in full of all Warrants to be contributed to NV Holdings in the Warrant Contributions) would amount to at least 90% of the outstanding Shares of Navtech (after giving effect to such conversion and exercise). In exchange for such Warrant Contribution, NV Holdings shall issue to ABRY warrants initially exercisable for a number of common shares of NV Holdings as are issuable upon the exercise of the Warrants, on substantially the same terms as are applicable to the Warrants.

(d)	If an Investor fails to comply with its obligations under this Section 1.4 after written notice and a reasonable opportunity to cure, its common shares in NV Holdings shall be cancelled.

1.5 Equity Contribution.

(a)

Each Investor hereby commits to make available or cause to be made available to NV Holdings on the date of the Closing (the “Closing Date”) the amount set forth opposite such Investor’s name in Schedule A hereto in immediately available funds (each, an “Equity Commitment”); provided that, if NV Holdings acquires any Shares from Mr. Kleber Beauvillain as a result of the Tender Offer or the Merger (as defined below), then (x) the Equity Commitment of Externalis shall be increased by $2.50 for

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each Share acquired from Mr. Kleber Beauvillain, and (y) the Equity Commitments of CIG and ABRY will be reduced by the aggregate amount of such increase (pro rata between them based on the amounts set forth on Schedule A). In exchange for each $2.50 that an Investor contributes pursuant to its Equity Commitment, NV Holdings shall issue to such Investor one common share of NV Holdings.

(b)

Each Equity Commitment shall be subject to the satisfaction of each of the conditions set forth in the Offer to Purchase, without waiver of any such conditions except waivers in which the Investor in question concurs in writing.

(c)	If an Investor fails to comply with its obligations under this Section 1.5 after written notice and 2 business days to cure, its common shares in NV Holdings shall be cancelled.

1.6 Merger. If, as a result of the Tender Offer and the contributions of Shares, Preferred Shares and Warrants to NV Holdings by the Investors and any third persons, NV Holdings owns 90% or more of the Shares (assuming the conversion of all Preferred Shares contributed to NV Holdings in the Preferred Share Contributions and the exercise of all Warrants contributed to NV Holdings in the Warrant Contributions), the Investors will, as soon as permitted by applicable law, cause NV Holdings to merge with and into Navtech (the “Merger”), with Navtech being the surviving entity (the “Surviving Entity”). The Investors will cause NV Holdings to convert Preferred Shares and to exercise Warrants to the extent necessary to cause the condition set forth in the preceding sentence to be satisfied. Pursuant to the Merger, the Surviving Entity shall purchase for cash the Shares that are not then held by NV Holdings, each Investor and each other former shareholder of NV Holdings (if any) shall receive (i) in exchange for each of its shares of convertible preferred stock in NV Holdings, one Preferred Share in the Surviving Entity, (ii) in exchange for each of its common shares in NV Holdings, one Share in the Surviving Entity, and (iii) in exchange for its warrants to acquire common shares of NV Holdings, Warrants to acquire Shares on terms equivalent to those of the Warrants contributed by it.

1.7 Shareholders’ Agreement. The Investors hereby agree that the Shareholders Agreement attached as Annex I hereto shall become immediately effective upon the Merger.

1.8 Dissolution of NV Holdings. If, as a result of the Tender Offer and any other contributions of Shares, Preferred Shares and Warrants to NV Holdings by the Investors and any third person, NV Holdings and the Investors would not own at least 90% of the Shares (assuming the conversion in full of all Preferred Shares to be contributed to NV Holdings in the Preferred Share Contributions and the exercise in full of all Warrants to be contributed to NV Holdings in the Warrant Contributions), the Investors shall cause NV Holdings to distribute to the shareholders of NV Holdings their pro rata share of the Shares held by NV Holdings, and NV Holdings shall thereafter be dissolved. If the Merger does not occur, then CIG and Externalis shall purchase from ABRY, in proportion to their relative ownership of Shares, any Shares so distributed to ABRY, for $2.50 per Share, payable in cash.

1.9 Expense Sharing. Each Investor agrees that it will be responsible for its pro rata share (based on the percentages set forth in Section 1.2(a)) of the out-of-pocket costs incurred by the Investors and NV Holdings in connection with the Tender Offer and the other transactions

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contemplated by this Agreement. The obligations under this Section 1.9 shall apply whether or not the Tender Offer is consummated and shall survive the termination of the other terms of this Agreement; it being understood that if the Merger occurs, the surviving entity shall pay such costs and expenses.

2. Miscellaneous.

2.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (other than with respect to Section 1.9) on the earlier of (i) the Shareholders’ Agreement becoming effective, as contemplated pursuant to Section 1.7 or (ii) the dissolution of NV Holdings pursuant to Section 1.8.

2.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all of the Investors.

2.3 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

2.4 Remedies. The parties hereto agree that, in addition to any rights or remedies conferred upon the Investors under the terms of this Agreement, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance).

2.5 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of any Investor or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of any Investor or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this Agreement shall

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be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York. Externalis hereby (i) irrevocably designates and appoints CT Corporation System of 111 Eighth Avenue, New York, NY 10001 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Tender Offer, the Merger or this Agreement, The Investors hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

2.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

2.8 Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

2.9 Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein; provided that this Agreement does not supersede (and the terms of this Agreement are in all respects subject to) the provisions of the Transaction Agreements, as that term is defined in the Note Purchase Agreement dated as of November 22, 2005, among Navtech Systems Support, Inc. and ABRY, as in effect on the date hereof and from time to time hereafter.

2.10 Assignment. This Agreement shall inure to the benefit of and be binding upon the Investors. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Investors any rights or remedies under or by reason of this Agreement or to confer upon any person any rights or remedies against any person other than the Investors under or by reason of this Agreement. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investors or any of their affiliates and any other person with respect to the subject matter and transactions contemplated hereby. An Investor may not transfer or assign any of its rights or obligations hereunder without the prior consent of the other Investors. Any transfer or assignment in violation of the preceding sentence shall be null and void.

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2.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

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In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

CAMBRIDGE INFORMATION GROUP II LLC
By:
/s/ Andrew M. Snyder
Name:	Andrew M. Snyder
Title:	President

EXTERNALIS S.A.
By:
/s/ Françoise Macq
Name:	Françoise Macq
Title:	Chief Executive Officer

ABRY MEZZANINE PARTNERS, L.P.
By: ABRY Mezzanine Investors,
L.P., its General Partner

/s/ John Hunt
Name:	John Hunt
Title:	Partner

By: ABRY Mezzanine Holdings,
LLC, its general partner

/s/ John Hunt
Name:	John Hunt
Title:	Partner

ABRY INVESTMENT PARTNERSHIP, L.P.
By: ABRY Investment GP, L.P.,
its general partner

/s/ John Hunt
Name:	John Hunt
Title:	Partner

[Signature Page to Interim Investors Agreement]

Execution Version

SCHEDULE A

Equity Commitments of the Investors

Investor	Equity Commitment (USD)
CIG	$3,320,664.15
EXTERNALIS	$1,408,419.23
ABRY*	$468,264.12

* to be allocated between AMP and AIP, as AMP may specify.

ANNEX I

FORM OF SHAREHOLDERS’ AGREEMENT OF NAVTECH, INC.

SHAREHOLDERS’ AGREEMENT

of

NAVTECH, INC.

Dated as of October 9, 2007

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i

TABLE OF CONTENTS (Cont’d)

ii

Shareholders’ Agreement

of

NAVTECH, INC.

This Shareholders’ Agreement, is made and entered into and shall be effective as of [               ], 2007, by and among NAVTECH, INC. (the “Company”), a Delaware corporation, and Cambridge Information Group II LLC, a Maryland limited liability company, Robert N. Snyder and Andrew M. Snyder (collectively, “CIG”), Externalis S.A., a company formed under the laws of Belgium (collectively, “Externalis”), ABRY Mezzanine Partners, L.P., a Delaware limited partnership (“AMP”) and ABRY Investment Partnership, L.P., a Delaware limited partnership (“AIP” and, collectively with AMP, “ABRY”) (each, individually a “Shareholder” and collectively the “Shareholders”).

WHEREAS, the parties hereto wish to enter into an agreement establishing and setting forth their agreement with respect to certain rights and obligations associated with ownership of shares of capital stock (“Shares”) of the Company and other securities of the Company and certain arrangements relating to management of the Company.

NOW, THEREFORE, the parties hereby agree as follows:

3. DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

“5% Holder” is defined in Section 6.1.

“ABRY” is defined in the Preamble.

“ABRY Securities” shall have the meaning set forth in Section 5.4(b).

“Acceptance Notice” shall have the meaning set forth in Section 5.2(c).

“Act” means the Delaware General Corporation Law, as such may be amended from time to time.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and with respect to any individual, shall mean his or her spouse, sibling, child, step child, grandchild, or parent of such Person, or the spouse thereof (“Immediate Family”), or the heirs, executors, testamentary administrators, testamentary trustees, testamentary legatees or testamentary beneficiaries of any such Person or any Shareholder of their Immediate Family or a trust or family limited partnership for the benefit of such Person or Persons, and, with respect to a corporation, limited liability company or partnership, shall mean its respective Shareholders, stockholders, general partners and/or limited partners, officers, directors or Directors as applicable. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Shareholders’ Agreement, as originally executed and as amended from time to time, as the context requires. Words such as “herein”, “hereinafter”, “hereto”, “hereby” and “hereunder”, when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“AMP” is defined in the Preamble.

“Applicable Law” means, for any Person, any domestic or foreign law, rule or regulation, or judgment, decree, order, permit, license, certificate of authority, order or governmental approval, in each case, of or by any Governmental Entity, to which the Person or any of its business is subject.

“Auction Notice” shall have the meaning set forth in Section 5.4(c).

“Auction Sale” shall have the meaning set forth in Section 5.4(c).

“Board” is defined in Section 4.2.

“Business Day” means each day of the calendar year other than days on which banks are required or authorized to close in the State of Delaware.

“Certificate of Incorporation” means the document filed with the Secretary of State of Delaware through which the Company was formed and any duly authorized, executed and filed amendments or restatements thereof.

“CIG” is defined in the Preamble.

“Closing Date” means the date on which the Tender Offer closes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Shares” means common shares of the Company, par value $0.001 per share.

“Company” is defined in the Preamble.

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of, a Shareholder from the

Company or its Representatives or through the ownership of Shares, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Shareholder or its Representative, (ii) was or becomes available to the Shareholder from a source other than the Company or its Representatives or through such Shareholder’s ownership of Shares, provided that such source is not known by such Shareholder to be bound by a confidentiality agreement with the Company, or (iii) is or was independently developed by such Shareholder or any of its Representatives without the use of any such information received under this Agreement. Confidential Information also includes, subject to the foregoing exclusions, all understandings, agreements and other arrangements between and among the Shareholders, and all other non-public information received from, or otherwise relating to the Company and any Shareholder or any other investor in any of the foregoing.

“Co-Sale Notice” shall have the meaning set forth in Section 5.3(a).

“Co-Sale Right” shall have the meaning set forth in Section 5.3(a).

“Director” shall have the meaning set forth in Section 4.3(a).

“EBITDA” means the consolidated earnings of the Company before interest, tax, depreciation and amortization.

“Equity Securities” is defined in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Externalis” is defined in the Preamble.

“Fair Market Value” means, as of the date of determination, (i) with respect to any cash, the amount thereof in U.S. dollars as of such date, (ii) with respect to any security that is listed on a U.S. national securities exchange, the average of the closing prices per share of such security as reported on such exchange or market for each of the ten (10) trading days immediately prior to such date, and (iii) with respect to any other property, the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board. The Board’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the value of the property at issue is reasonably likely, in the determination of the Board, to exceed $1,000,000.

“Fiscal Year” means the fiscal year of the Company, as determined by the Board of Directors.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Initiating Holder” shall have the meaning set forth in Section 5.4(c).

“IPO” shall mean the first public offering of common stock of the Company (or any successor thereto formed for the purpose of pursuing an initial public offering) pursuant to a registration statement filed with and declared effective by the SEC either (x) resulting in proceeds to the Company of at least $30 million or (y) approved by all the Shareholders.

“Navtech Group” means the Company and any other Subsidiary of the Company.

“Observer” shall have the meaning set forth in Section 4.3(b).

“Offer” shall have the meaning set forth in Section 5.2(a).

“Offeree” shall have the meaning set forth in Section 5.2(a).

“Participating Shareholder” shall have the meaning set forth in Section 5.3(a)

“Permitted Transfer” shall have the meaning set forth in Section 5.1(a).

“Permitted Transferee” means:

(a) with respect to any Shareholder who is an individual, (i) parents, spouses, descendants of such Shareholder, or (ii) a trust formed exclusively for the benefit of one or more of the foregoing;

3.1.1 with respect to any Shareholder who is not an individual, any director, officer, employee or Affiliate of such Shareholder; and

3.1.2 with respect to ABRY or AMP, any Person (or any Affiliate of any Person) to whom it is Transferring debt securities of any member of the Navtech Group in a contemporaneous transaction.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shares” means convertible preferred stock of the Company, par value $0.01.

“Proceeding” means any administrative, judicial, or adversarial proceeding, including, without limitation, litigation, arbitration, administrative adjudication, mediation, and appeal or review of any of the foregoing.

“Pro Rata Fraction” shall have the meaning set forth in Section 5.2(e).

“Purchaser” shall have the meaning set forth in Section 5.2(d).

“Redemption Notice” is defined in Section 5.4(a).

“Related Companies” shall have the meaning set forth in Section 4.8.

“Representatives” shall have the meaning set forth in Section 8.1.

“ROFO Closing” shall have the meaning set forth in Section 5.2(f).

“ROFO Period” shall have the meaning set forth in Section 5.2(c).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities” means, with respect to any Person, all equity interests of such Person, all securities convertible into or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity appreciation or similar rights, contractual or otherwise.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Bank” shall have the meaning set forth in Section 5.4(d)(i).

“Selling Holder” shall have the meaning set forth in Section 5.2(a).

“Senior Officer” shall mean the Chief Executive Officer of the Company and any officer of the Company that reports directly to the Chief Executive Officer of the Company.

“Shareholder” is defined in the Preamble.

“Shares” is defined in the Preamble.

“Subject Interests” shall have the meaning set forth in Section 5.2(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, bank, savings bank, or other organization or business entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes under GAAP. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Tender Offer” shall mean any tender offer by NV Holdings, Inc., a Delaware corporation, for the outstanding Shares not owned by NV Holdings, Inc. or the Shareholders, pursuant to the Offer to Purchase dated October 9, 2007, as amended from time to time with the consent of all of the Shareholders.

“Transfer” means any sale, transfer, assignment, exchange, conveyance or other transfer, alienation, lease, mortgage, pledge, encumbrance or hypothecation or other disposition of an interest (whether with or without consideration, whether voluntary or involuntary or by operation of law). The terms “Transferee,” “Transferor,” “Transferred,” “Transferring” and other forms of the word “Transfer” shall have the correlative meanings.

“Voting Shares” means, at any time, any securities of the Company the holders of which are then generally entitled to vote in the election of Directors.

“Warrants” means the warrants of the Company outstanding as of the date hereof and issued to AMP or AIP.

“Warrant Shares” means Common Shares that may be issued upon exercise of any Warrant.

4. ISSUANCE OF NEW EQUITY SECURITIES

4.1 Issuance of New Equity Securities. If the Company makes a determination to issue additional Equity Securities to CIG or Externalis or any of their respective Affiliates, ABRY shall have the right to participate in such issuance on the same terms and conditions, on a pro rata basis, based on the respective numbers of Common Shares held by those of such Shareholders who are participating in such issuance (on an as-converted and as-exercised basis). The term “Equity Securities” shall mean (i) any class or series of equity security of the Company or any member of the Navtech Group, (ii) any security convertible or exchangeable, with or without consideration, into or for any such equity security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any such equity security or (iv) any such warrant or right.

5. RIGHTS AND DUTIES OF SHAREHOLDERS

5.1 Representations and Warranties. As of the date of this Agreement, each of the Shareholders hereby, severally but not jointly, represents and warrants to each of the other Shareholders and the Company as follows:

5.1.1 If it is an entity, it is duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and proposed to be conducted.

5.1.2 He, she or it has full power and authority to execute, deliver and perform its obligations under this Agreement.

5.1.3 This Agreement has been duly and validly authorized, executed and delivered by him, her or it, and assuming due authorization, execution and deliveries of the other parties hereto, constitutes a valid and binding obligation of him, her or it, enforceable against him, her or it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

5.1.4 The execution, delivery and performance of this Agreement by him, her or it does not and will not (i) if such Shareholder is an entity, violate, conflict with, or constitute a breach of or default under its organizational documents or (ii) violate any law, regulation, order, writ, judgment, injunction or decree applicable to him, her or it.

5.1.5 The execution, delivery and performance of this Agreement by him, her or it does not and will not (i) require him, her or it to obtain any consent, approval, authorization or other order of, or to make any filing, registration or qualification with any court, regulatory body, administrative agency or other governmental body (except such as may have previously been obtained or is permitted to be, and will be, filed or made promptly following the date hereof) or (ii) violate, conflict with or constitute a breach or default under, or result in the imposition of a lien or encumbrance on any of his, her or its properties pursuant to any bond, debenture, note or other evidence of indebtedness of it or any indenture or other material agreement to which he, she or it is a party or by which he, she or it is bound or to which any of his, her or its material property may be subject (except as would not adversely affect its ability to perform its obligations under this Agreement).

6. MANAGEMENT

6.1 Voting of Shares.

6.1.1 Each Shareholder agrees to vote all of his, her or its Voting Shares and to take all other necessary or desirable actions within his, her or its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to effectuate the provisions of this Agreement.

6.1.2 The Company agrees, and agrees to cause each of its Subsidiaries, to take all necessary or desirable actions within its control (including, without limitation, nominating for election to the Board those individuals designated by any Shareholder to serve as a Director in accordance with the terms of this Agreement and calling special board and stockholder meetings) to effectuate the provisions of this Agreement.

6.1.3 Each Shareholder agrees to vote all of his, her or its Voting Shares or execute proxies or written consents, as the case may be, and to take all other necessary or desirable actions within his, her or its control to ensure that the Company’s certificate of incorporation and bylaws (A) comply with and do not at any time conflict with any provision of this Agreement and (B) permit each Shareholder to receive the benefits to which he, she or it is entitled under this Agreement.

6.2 Management of the Company’s Business. Except for situations in which the approval of any Shareholder is expressly required by non-waivable provisions of Applicable Law or as otherwise expressly required by this Agreement or any other agreement to which a Shareholder and one or more of the members of the Navtech group is a party, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors (the “Board”) and (ii) the Board may make all decisions and take all actions for the Company not otherwise expressly provided for in this Agreement. Subject to the Act or as otherwise provided in this Agreement or the by-laws of the Company, the Board must act as a board, and no individual Director shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board of Directors in accordance with this Agreement. Except as set forth in Section 4.7 hereof, the affirmative vote of a majority of the directors will be required to approve any action for the Company.

6.3 Composition of the Board of Directors.

6.3.1 The Board shall initially consist of five (5) directors (each, a “Director”). The chief executive officer of the Company or its successors shall be a member of the Board during the term of his or her employment as chief executive officer. From and after the date hereof, if CIG owns Shares comprising at least 15% but less than 30% of the outstanding Shares, CIG shall have the right to appoint one (1) Director to the Board, and if CIG owns Shares comprising at least 30% of the outstanding Shares, CIG shall have the right to appoint two (2) Directors to the Board. From and after the date hereof, if Externalis owns Shares comprising at least 15% of the outstanding Shares, Externalis shall have the right to appoint one (1) Directors to the Board. From and after the date hereof, ABRY shall have the right to appoint Directors to the Board to the extent required under any agreement to which AMP and/or AIP, on the one hand, and a member of the Navtech Group, on the other hand, is a party. For the purposes of this Section 4.3(a), convertible preferred stock will be treated on an as converted basis.

6.3.2 Externalis shall have the right, so long as it has the right to designate any director pursuant to paragraph (a) above, in addition to such director, to appoint not more than one board observer (an “Observer”) to attend meetings of the Board or any committee thereof. Any Observer so appointed shall have the right to attend any meeting of the Board and any committee thereof and shall be provided with all materials provided by or on behalf of the Company to the members of the Board or such committee; provided, however, that any such Observer shall be excluded from attending any board meeting or receiving any materials to the extent necessary to preserve attorney-client privilege, to safeguard highly proprietary or classified information or in the case of any conflict of interest involving such Observer or the person or group designating such Observer.

6.3.3 Subject to Section 4.3(a) above, each Director shall hold office until his or her successor shall have been appointed and qualified or until his or her earlier resignation, removal, death or disability.

6.3.4 Subject to Section 4.3(e), each Shareholder shall have the exclusive right to remove, with or without cause, any Director designated by such Shareholder and to fill any vacancy created by the death, disability, removal or resignation of any Director designated by such Shareholder.

6.3.5 In the event of a change in the direct or indirect beneficial Share ownership of a Shareholder that results in such Shareholder no longer having the right to appoint one or more Directors, (i) such Shareholder shall cause such Director(s) to resign from the Board immediately upon the occurrence of such change and (ii) the size of the Board shall be reduced by the number of Directors that have so resigned.

6.3.6 The Board may not form or delegate any authority to any committee or subset of the Board without the written consent of each Shareholder then entitled to appoint one or more Directors.

6.3.7 The Board may, from time to time, designate one or more persons to be officers of the Company (the “Officers”). The Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.

6.3.8 Each Officer shall serve until the earlier of his death, disability, resignation or removal by the Board. Any vacancy occurring in the office of any Officer may be filled by the Board.

6.4 Indemnification of Directors and Officers; Exculpation of Directors.

6.4.1 The Company shall indemnify and hold harmless, to the fullest extent permitted by Applicable Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or an Officer of the Company (each, an “Indemnitee”), against expenses (including reasonable and documented attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided, however, no Indemnitee shall be entitled to indemnification under this Section 4.4 if his or her actions were in bad faith, were not done with reasonable belief that such actions were in t he best interests of the Company or with respect to a criminal act, to the extent such Indemnitee had reasonable cause to believe his conduct was unlawful.

6.4.2 The Company shall pay or reimburse expenses (including reasonable and documented attorneys’ fees) incurred by an Indemnitee in defending a civil, criminal, administrative or investigative action, suit or proceeding brought by a party (including on behalf of the Company) against the Indemnitee in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 4.4.

6.4.3 Notwithstanding any other provision of this Section 4.4, the Company shall pay or reimburse expenses (including reasonable and documented attorneys’ fees) incurred by an Indemnitee in connection with such Indemnitee’s appearance as a witness or other participant on behalf of the Company in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

6.4.4 The right of indemnification and reimbursement provided in this Section 4.4 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

6.4.5 The rights to indemnification and reimbursement provided for in this Section 4.4 may be satisfied only out of the assets of the Company and none of the Shareholders shall be personally liable for any claim for indemnification or reimbursement under this Section 4.4.

6.4.6 No Director shall be personally liable for monetary damages to any other Director, the Company, any Shareholder or any other Person for any loss suffered by the Company or any monetary damages for breach of fiduciary duties as a Director except (i) for any breach of such Director ‘s duty of loyalty to the Company or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such Director derived an improper personal benefit. The Directors shall not be liable for the good faith exercise of business judgment. Any Director may consult with counsel and accountants and any Shareholder, Director, Officer, employee, committee or other professional expert in respect of Company affairs, and provided the Director acts in good faith reliance upon the advice or opinion of such counsel or accountants or other Persons, the Director shall not be liable for any loss suffered by the Company in reliance thereon. No Director shall be (i) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment, decree or order of a court; or (ii) required to lend any funds to the Company.

6.4.7 The Company shall obtain and cause at all times to be maintained in effect, with financially sound insurers, a policy of directors’ and officers’ liability insurance in a scope and amount customary for a business of its nature.

6.5 Expenses.

The Board shall cause the Company to pay the reasonable out-of-pocket expenses incurred by each Director in connection with performing his duties as a Director, including without limitation the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board or meetings of any board of directors or other similar managing body of any member of the Navtech Group.

6.6 Telephonic Board Meetings.

The Company shall take or cause to be taken all necessary actions to allow any Director to telephonically attend (a) any meeting of the Board and (b) any meeting of any board of directors or any similar managing body of any member of the Navtech Group of which he or she is a member.

6.7 Matters Requiring Shareholder Approval. The approval of at least one Director appointed by CIG (so long as it has the right to appoint a Director) and one Director appointed by Externalis (so long as it has the right to appoint a Director) shall be required before the Company may do, or commit to do, any of the following:

6.7.1 the removal and replacement of the chairman of the Board of Directors or the chief executive officer of the Company;

6.7.2 any change in the Company’s business focus or entry into a new line of business;

6.7.3 the consummation of an acquisition of the assets, stock or other security interests of any Person (whether by merger, consolidation, recapitalization or otherwise) with a book value or fair market value in excess of $15,000,000;

6.7.4 the consummation of any sale of assets of the Company or any member of the Navtech Group to any Person (whether by merger, consolidation, recapitalization or otherwise) with a book value or fair market value in excess of $15,000,000 taken alone or cumulatively in any consecutive 12 month period;

6.7.5 any amendment, modification or waiver of the Certificate of Incorporation of the Company, this Agreement or any other document governing the Shareholders’ interests in the Company;

6.7.6 the declaration, payment or setting aside of any funds with respect to any distributions, dividends, redemption or repurchase of any Securities of the Company or the advancement of any loans or other amounts to any Person to the extent that such loans are outside the ordinary course of business;

6.7.7 the creation, authorization or issuance of any common or preferred Securities of the Company, including without limitation, any options, warrants or other instruments convertible into common or preferred stock or other equity-related interests, or;

6.7.8 entering into any transaction with any Shareholder, one or more Affiliates of a Shareholder, or employees of a Shareholder or Affiliate of a Shareholder,

except transactions with portfolio companies of a Shareholder in the ordinary course and on terms no less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with a Person that is not an Affiliate of a Shareholder;

6.7.9 the seeking of protection by the Company under any applicable bankruptcy laws or the entry into any plan of liquidation, dissolution, recapitalization or reorganization;

6.7.10 agree or commit to take any action set forth in (a) through (i) above.

6.8 ABRY Consent. So long as ABRY holds any Shares or Warrants, without the prior written consent of ABRY, the Company will not, and will cause each other member of the Navtech Group to not, enter into any transaction or agreement with any Shareholder, one or more of the Affiliates of any other Shareholder, or any employee of any other Shareholder or Affiliate of any other Shareholder, except (a) transactions with portfolio companies of another Shareholder in the ordinary course and on terms no less favorable to the members of the Navtech Group than those that would have been obtained in a comparable transaction by the members of the Company Group with a Person that is not an Affiliate of a Shareholder, and (b) issuances of Equity Securities made in compliance with Section 2.1.

6.9 Other Businesses of Shareholders. Each of the Shareholders and the Company (i) acknowledges that the Shareholders and their respective Affiliates own, and from time to time may acquire and own, one or more Subsidiaries or investments in one or more other entities (such Subsidiaries and entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of the Company or a Subsidiary or Affiliate of the Company, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Shareholders and their respective Affiliates under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Shareholders or their respective Affiliates or Subsidiaries under this Agreement shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by a Shareholder or any of its Affiliates or Subsidiaries of any interest in any Related Company, (y) the affiliation of any Related Company with a Shareholder or any of its Affiliates or Subsidiaries or (z) any action taken or omitted by a Shareholder or any of its Affiliates or Subsidiaries in respect of any Related Company or in respect of any Affiliate or Subsidiary of any Shareholder that directly or indirectly owns any interest in any Related Company, (B) neither any Shareholder nor any of its Affiliates or Subsidiaries (with the exception of Directors (in their capacities as such) designated by a Shareholder) is, and none shall by reason of such ownership or any such action become, subject to any fiduciary duty to the Company or any of its Subsidiaries or Affiliates, (C) none of the duties imposed on a Shareholder or any of their respective Affiliates, whether by contract or law, do or shall limit or impair the right of Shareholders and their respective Affiliates and Subsidiaries (including each Related Company) lawfully to compete with the Company and its Affiliates and Subsidiaries as if the Shareholders were not a party to this Agreement and (D) the Shareholders and their respective Affiliates and Subsidiaries (including each Related Company)

are not and shall not be obligated to disclose to the Company or any of its Subsidiaries and Affiliates any information related to its business or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company or any of its Subsidiaries or Affiliates in any such business or as to any such opportunities.

7. DISPOSITION OF SHARES; OTHER RIGHTS

7.1 Restrictions on Transfer.

7.1.1 Each Shareholder agrees with each other Shareholder and the Company that no Shareholder shall Transfer directly or indirectly (including by Transferring a majority of the interests in such Shareholder or such Shareholder’s parent entity) all or any portion of the Shares or Warrants held by such Shareholder except as hereinafter expressly permitted in this Article V (each such permitted Transfer, a “Permitted Transfer”). Any purported Transfer in violation of this Agreement shall be null and void ab initio and the Company shall not recognize any such Transfer or accord to any purported Transferee any rights as a Shareholder of the Company.

7.1.2 Each Shareholder shall have the right to Transfer any or all of the Shares or Warrants owned by him, her or it, to a Permitted Transferee, provided that at the time of any such Transfer, each such Transferee agrees in writing (in form and substance reasonably satisfactory to the Company) to be bound by all of the provisions of this Agreement applicable to the Transferring Shareholder so long as he, she or it continues to own any of the Shares or Warrants so Transferred (or, in the case of a Transfer of Warrants, any Warrant Shares issued pursuant thereto).

7.1.3 Any Transfer of Shares or Warrants, other than a Transfer pursuant to Section 5.1(b) or Section 5.4, shall be subject to the right of first offer provisions in Section 5.2 and the right of co-sale provisions in Section 5.3.

7.2 Rights of First Offer.

(b) If any Shareholder (“Selling Holder”) wishes to Transfer all or any portion of its Shares or Warrants other than pursuant to Section 5.1(b), Section 5.3 or Section 5.4, such Selling Holder shall first offer the Shares or Warrants of which it wishes to dispose (the “Subject Interests”) to each of the other Shareholders (each of whom shall be referred to for the purposes of this Section 5.2 as an “Offeree”), for consideration and on such terms and in such manner as is hereinafter provided (the “Offer”).

7.2.1 The Offer shall be made in writing as per the provisions of Section 8.6 below, and a duplicate thereof shall be sent to the Company.

7.2.2 The Offer shall specify the number of Subject Interests, their class, the consideration per each share (or other relevant unit) of such Subject Interests (in both form and value and the requested terms of payment therefor) and any other material terms of the offered transaction. Without derogating from the generality of the foregoing, terms affecting the price or value of the Subject Interests or the terms of payment therefor shall be deemed material. Within twenty one (21) days from the date of receipt of the Offer (the “ROFO Period”), each of the Offerees shall notify the Company and the Offeror in writing (the “Acceptance Notice”) whether it wishes to purchase the Subject Interests.

7.2.3 If, within the ROFO Period, an Offeree shall not have given an Acceptance Notice for the purchase of the entire portion of the Subject Interests or has notified the Company and the Offeror in writing that it does not wish to purchase the Subject Interests, it shall be conclusively deemed to have rejected the Offer. For the purposes of this Section 5.2, an Offeree who has submitted an Acceptance Notice shall be referred to hereinafter as “Purchaser.”

7.2.4 If, at the end of the ROFO Period, more than one Purchaser has delivered an Acceptance Notice with respect to the entire portion of the Subject Interests, then the amount of the Subject Interests shall be sold and divided between the Purchasers, and each of the Purchasers shall have the right to purchase that number of the Subject Interests as shall be equal to the aggregate Subject Interests, multiplied by a fraction, the numerator of which is the number of Shares then held by such Purchaser (on an as-converted and as-exercised basis) and the denominator of which is the aggregate number of Shares then owned by all of the Purchasers (on an as-converted and as-exercised basis) (such fraction hereinafter referred to as the “Pro Rata Fraction” of the Subject Interests).

7.2.5 Within twenty one (21) days from the end of the ROFO Period, the Subject Interests (or the Pro Rata Fraction thereof) shall be transferred by the Selling Holder to the Purchaser or Purchasers, as applicable, pursuant to the proposed terms thereof (the “ROFO Closing”). At the ROFO Closing, the Offeror shall sell and Transfer the Subject Interests (or the Pro Rata Fraction thereof, as applicable) to the Purchaser or Purchasers, free and clear of any encumbrances (except when made specifically to secure the payment of consideration in connection with such sale transaction), against the payment by the Purchaser or Purchasers of the consideration specified in the Offer (which in the event that such consideration is not for cash, then Purchaser or Purchasers shall pay the equivalent of the non-cash consideration specified in the Offer, which value shall be determined based on the Fair Market Value of such non-cash consideration). In the event that the Offerees do not elect to purchase all of the Subject Interests, then Selling Holder shall be free to sell the Subject Interests, wholly and not partially, to any Person under terms as good or better than those specified in the Offer (from the standpoint of the Selling Holder), provided that the sale shall be consummated within one hundred and twenty (120) days thereafter. If such sale is not consummated prior to the expiry of such one hundred and twenty (120) day period, then the rights granted to the Shareholders hereunder shall be reinstated and any of the Subject Interests shall not be

Transferred by any Shareholder unless an Offer was made to each of the Shareholders in accordance with this Section 5.2.

7.3 Co-Sale Rights.

7.3.1 If a Shareholder proposes to Transfer any or all of its Shares or Warrants (other than pursuant to Section 5.1(b) or Section 5.4, each of the other Shareholders (referred to for the purpose of this Section 5.3 as a “Participating Shareholder”), shall have the right, in lieu of accepting the Offer pursuant to Section 5.2, to notify the Selling Holder by a written notice, within the ROFO Period, of its election to participate in such sale, specifying the number of Shares and/or Warrants it wishes to sell in such transaction (the “Co-Sale Notice”, and the “Co-Sale Right”, respectively), and in doing so, it will have both the rights and the obligations vis-à-vis the Selling Holder and the Purchaser or Purchasers, for a period of one hundred and twenty (120) days from the end of the period for acceptance of the Offer, to sell all Shares and/or Warrants held by it as set forth in the Co-Sale Notice, up to a pro-rata portion of the total number of Subject Interests to be sold, corresponding to the Selling Holder’s and all Participating Shareholders’ respective shareholdings in the Company (on an as-converted and as-exercised basis), and on the terms and conditions specified in the Offer, and the Selling Holder will not consummate the proposed Transfer unless the Transferee also acquires Shares and/or Warrants that such Participating Shareholder has the right to include in such Transfer. If such Co-Sale Notice is served, then such notice shall be merged with the first Offer made by the Selling Holder and they will together be deemed a single Offer.

7.3.2 If by the end of the ROFO Period, the Selling Holder shall not have received a Co-Sale Notice, then the Co-Sale Right shall be conclusively deemed rejected and/or waived by the other Shareholders, as applicable, and the Selling Holder shall be free to sell the Subject Interests, wholly and not partially, to a Purchaser or to Purchasers or to any Person under the terms specified in the Offer, provided that if to the Purchaser or to Purchasers the sale shall be consummated within the fourteen (14) day period designated for the ROFO Closing, and if to a third party purchaser the sale shall be consummated within one hundred and twenty (120) days thereafter; provided however, that if, in case of the Purchaser or Purchasers, the Selling Holder does not consummate the sale within said fourteen (14) day period, or if in case of a sale to a third party purchaser, the Selling Holder does not consummate the sale within said one hundred and twenty day (120) period, then the right granted to the Participating Shareholder and the other Shareholders hereunder shall be reinstated and any of Subject Interests shall not be Transferred by a Selling Holder unless an Offer was made in accordance with Section 5.2.

7.3.3 The election by an eligible Shareholder not to exercise its rights under this Section 5.3 in any one instance shall not affect the rights of such Shareholder as to any subsequent proposed Transfer.

7.4 Liquidity Rights.

7.4.1 For the thirty (30) day period beginning on the third, fourth and fifth anniversary of the Closing Date, Externalis shall have the right to deliver an Auction Notice (as defined below), provided it shall have, prior thereto, given written notice (a “Redemption Notice”) to the Company and to CIG, offering the Company or CIG the opportunity to purchase in whole, and not in part, its Shares for a purchase price equal to the fair market value thereof and CIG and the Company shall have declined that offer. Any sale of Shares made pursuant to a Redemption Notice shall not be subject to the requirements of Sections 5.2 or 5.3. For the purposes of this paragraph (a), the “fair market value” of Externalis’ Shares shall be the product of (i) a fraction, the numerator of which is the number of Shares held by Externalis and the dominator of is the number of Shares calculated on a fully diluted basis and (ii) the number that is (A) 8.5 times EBITDA of the Company for the twelve (12) month period ended on December 31 of the prior year, minus (B) all debt of the Company and its Subsidiaries plus (C) all cash of the Company and its Subsidiaries. For the avoidance of doubt, neither CIG nor the Company shall be obligated to purchase Shares offered to them pursuant to a Redemption Notice, and the Company shall not purchase Shares offered to it in a Redemption Notice if such purchase would violate any agreement between AMP and/or AIP, on the one hand, and one or more members of the Navtech Group, on the other hand.

7.4.2 Within 30 days after November 22, 2011, ABRY may deliver notice requiring the Company to purchase all but not less than all of its Warrants, Warrant Shares and other Shares (the “ABRY Securities”) and, if such notice is given, then the Company shall purchase the ABRY Securities except as provided in the following sentence; provided that the price to be paid for the ABRY Securities shall be determined as set forth in Clause 8E of the Note Purchase Agreement dated as of November 22, 2005, among Navtech Systems Support, Inc. and ABRY, as in effect on the date hereof and from time to time hereafter (the “Note Purchase Agreement”), as of the date such notice is given. The Company shall be required to purchase ABRY Securities pursuant to the preceding sentence only to the extent that (i) the Company is permitted to acquire such ABRY Securities under its then existing debt documents and (ii) such purchase would not, in the good faith judgment of the Board, result in the Company and its Subsidiaries (taken together) having an unreasonably low level of liquidity; provided that, if the Company can purchase some, but not all, of the ABRY Securities consistent with the conditions set forth (i) and (ii) above, then the Company shall purchase such of the ABRY Securities as it is able to acquire consistent with such conditions. If ABRY delivers such notice and, in reliance on the preceding sentence, the Company does not purchase all of the ABRY Securities, then (x) during the 30 days after November 22, 2012, ABRY shall have the right to give notice requiring the Company to purchase the ABRY Securities not theretofore purchased by it at the price described above, determined as of the date such notice is given, and (z) the Company shall be required to purchase such ABRY Securities at such price, whether or not the conditions set forth in clauses (i) and (ii) above would be satisfied.

7.4.3 At any time following the seventh anniversary of the Closing Date and, in the case of Externalis, subject also to compliance with paragraph (a) above, Externalis or CIG, upon giving written notice (an “Auction Notice”) to the Company (with a copy of the Auction Notice being delivered to each Shareholder), shall have the right to cause the Company to engage an investment bank that is recognized nationally in the United States or recognized in European Union to conduct an auction for the sale, by merger, stock sale, asset sale or otherwise, of all of the capital stock or all or substantially all of the assets and liabilities of the Company or to have all of the capital stock of the Company listed on a stock exchange that is recognized nationally in the United States or recognized in European Union (an “Auction Sale”). The Shareholder initiating an Auction Sale is referred to as the “Initiating Holder.” Any sale of Shares made pursuant to this paragraph (c) shall not be subject to the requirements of Sections 5.2 or 5.3.

7.4.4 In connection with an Auction Sale, the Company and each Shareholder shall:

7.4.4.1 take such actions within their control to cause the Company to retain an investment banking firm that is recognized nationally in the United States or recognized in European Union selected by the Initiating Holder (which may be an Affiliate of a Shareholder) (the “Selling Bank”) and enter into a customary engagement letter with the Selling Bank in connection with such Auction Sale;

7.4.4.2 take such actions within their control to cause the Company to make available to the Selling Bank and bidders in the Auction Sale, and any attorney, accountant or other agent retained by the Selling Bank or any bidder, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to make their due diligence investigations of the Company and to enable the Selling Bank to prepare appropriate offering and other sale materials, and will use reasonable best efforts to assure the cooperation of the officers, Directors and employees of the Company to supply all information and respond to all inquiries reasonably requested by the Selling Bank, any bidder or their respective representatives in connection with the preparation of sale materials and the Auction Sale and the participation of such officers, Directors and employees in reasonable marketing or placement efforts in connection therewith; provided that such Selling Bank, and any such accountant, bidder, representative or agent has executed a confidentiality agreement in customary form with the Company;

7.4.4.3 if the Auction Sale involves the sale of the Company, have the right to, and if required by the Initiating Holder will, sell or Transfer all of the Shares and Warrants held by such Shareholder in the manner and on the same terms and conditions as the other Shareholders (on an as-converted basis and as-exercised basis), and be and take such action within their control to cause the Company to be, party to such agreements as are reasonable and necessary to consummate any Auction Sale; and

7.4.4.4 take all reasonable actions necessary and desirable, in connection with the consummation of the Auction Sale, including without limitation, the waiver of all dissenters’ rights or appraisal rights available to any such Shareholder under Applicable Law;

provided that so long as ABRY is a Shareholder: (A) no Shareholder shall be required to participate in, approve or take the actions described in clause (iv) above with respect to any Auction Sale if any Shareholder or Affiliate of a Shareholder has any direct or indirect economic interest in any Person acquiring Equity Securities and/or assets of any member of the Navtech Group in such Auction Sale, and (B) in connection with an Auction Sale, no Shareholder will be required to (1) make any representation, warranty or certification other than regarding its ownership of the Shares and/or Warrants to be sold by it, the absence of any lien thereon, such Shareholder’s ability to take the actions required of such Shareholder to consummate such Auction Sale, and the enforceability against such Shareholder of the agreements relating to such Auction Sale to which such Shareholder is a party, (2) directly or indirectly provide any indemnification in respect of any representation, warranty or certification concerning any other holder of Equity Securities or any Equity Securities held by any such holder, (3) be bound by any covenant or other agreement restricting the right of such Shareholder or any of its Affiliates to compete with any member of the Navtech Group or to take or refrain from taking any other action, (4) directly or indirectly provide any indemnification in respect of representations, warranties or certifications not described in clause (1) or (2) above, other than indemnification provided by all Shareholders, on a several (and not joint) basis, pro rata, based on the respective numbers of Common Shares held by them prior to such Auction Sale (on an as-converted and as-exercised basis), in respect of representations, warranties and certifications regarding the business, operations and assets of the members of the Navtech Group, (5) provide any indemnification (other than in respect of representations, warranties and certifications described in clause (1) above) from any source of funds other than any portion of the purchase price or other consideration payable in such Auction Sale that is held in escrow and has not yet been distributed to such Shareholder, or (6) accept consideration other than cash and/or shares of stock of a class that is traded on the NASDAQ National Market or a national securities exchange and that may be sold by it after such Auction Sale without registration under the Securities Act or otherwise.

7.4.5 All reasonable fees and expenses payable to the Selling Bank in connection with services performed pursuant this Section 5.4 shall be paid by the Company, and the amount so paid shall be deducted from the aggregate gross proceeds of an Auction Sale that are payable to the Shareholders.

8. ACCOUNTING AND RECORDS

8.1 Reports. The Company agrees to deliver to each Shareholder that owns in excess of five percent (5%) of the Voting Shares outstanding on the date hereof (assuming the exercise and conversion in full of the Warrants and the Preferred Shares) (a “5% Holder”):

8.1.1 copies of the annual budget and any reports delivered pursuant to any credit facility of any member of the Navtech Group;

8.1.2 within thirty (30) days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the Navtech Group as of the end of such period, together with consolidated statements of income, retained earnings and cash flow for the Navtech Group for such period and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison of such financial information to financial information for the same period in the prior year and an explanation of material differences;

8.1.3 within sixty (60) days after the end of each fiscal year, an audited consolidated balance sheet of the Navtech Group as of the end of such fiscal year together with audited consolidated statements of income, retained earnings and cash flow for the Navtech Group for such period and a letter or memorandum discussing the summary financial information for such period and setting forth a comparison of such financial information to financial information for the same period in the prior year and an explanation of material differences; and

8.1.4 with reasonable promptness, such other data and information as from time to time may be reasonably requested by any 5% Holder.

8.2 Consultation. The Company shall keep the Shareholders informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries, and shall reasonably cooperate with the Shareholders, their shareholders, partners and members, as the case may be, and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meetings with regulators).

8.3 Access. The Company shall afford, and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors, counsel and agents to afford, the Shareholders (and their respective employees, consultants and agents) reasonable access during regular business hours to the Company’s and its Subsidiaries’ respective officers, directors, employees, auditors, counsel and agents and to all of the Company’s and its Subsidiaries’ respective properties, books and records, and shall furnish (including the right to copy) the Shareholders (and their respective employees and agents) with all financial, operating and other data and information as the Shareholders may reasonably request; provided that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries.

9. AMENDMENT

9.1 Amendment. This Agreement may not be amended without the prior written consent of (A) each 5% Holder, and (B) each other Shareholder adversely affected by such amendment.

10. MISCELLANEOUS PROVISIONS

10.1 Confidentiality. In furtherance of and not in limitation of any other similar agreement such Shareholder may have with the Company, each Shareholder agrees that all Confidential Information shall be kept confidential by such Shareholder and shall not be disclosed by such Shareholder in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Shareholder to its directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Shareholder) and each Shareholder that is a corporation, limited partnership or limited liability company may disclose such Confidential Information to any former stockholders, partners or members who retained an economic interest in such Shareholder, and to any current or proposed stockholders, member, partner, limited partner, general partner or management company of such Shareholder (or any employee, attorney, accountant, consultant, banker or financial advisor or representative of any of the foregoing) (collectively, for purposes of this Section 8.1, “Representatives”), who need to be provided such Confidential Information to assist such Shareholder in evaluating its investment or otherwise in the connection with its normal financial reporting practices, each of which Representatives shall be bound by the provisions of this Section 8.1 and such Shareholder shall be responsible for any breach of this provision by any such Representative, (ii) any disclosure of Confidential Information may be made by a Shareholder to its stockholders, partners or members to comply with such Shareholder’s obligations under its organizational documents each of which stockholders, partners or members shall be bound by the provisions of this Section 8.1 and such Shareholder shall be responsible for any breach of this provision by any such stockholder, partner or Shareholder, (iii) any disclosure of Confidential Information may be made by a Shareholder or its Representatives to the extent the Company consents in writing, (iv) Confidential Information may be disclosed by a Shareholder to a prospective Transferee of such Shareholder and the representatives and advisors thereof, so long as such prospective Transferee has agreed in writing to be bound by the terms of this Section 8.1, and (v) Confidential Information may be disclosed by any Shareholder or Representative to the extent that the Shareholder or its Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Shareholder or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Board regarding such disclosure and, if reasonably requested by the Board, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Shareholder or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.

10.2 Term. This Agreement shall terminate upon the earlier of (i) an IPO, (ii) the tenth anniversary of the date of this Agreement (or, if later, the first day upon which ABRY ceases to own any ABRY Securities) and (iii) the mutual agreement of the parties hereto to terminate this Agreement.

10.3 Logo. The Company grants each Shareholder permission to use the Company’s name and logo in each Shareholder’s or their Affiliates’ marketing materials. The Shareholder or its Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.

10.4 Entire Agreement. This Agreement represents the entire agreement among all the Shareholders and between the Shareholders and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings with respect to the subject matter hereof (including the Registration Rights Agreement dated November 22, 2005 by and among the Company, CIG, Externalis and ABRY); provided that this Agreement does not supersede (and the terms of this Agreement are in all respects subject to) the provisions of the other Transaction Agreements, as that term is defined in the Note Purchase Agreement.

10.5 No Waiver. The failure of the Company or any Shareholder (or assignees of the Company or any Shareholder) in any instance to exercise any rights granted under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between or among the Company and a Shareholder. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

10.6 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by overnight courier, charges prepaid, addressed as reflected on Schedule A or to such other address as such Person may from time to time specify by notice to the Shareholders. Any such notice shall be deemed to be delivered, given, and received as of the date so delivered.

10.7 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Shareholders and their respective successors, transferees and assigns.

10.8 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Shareholder.

10.9 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

10.10 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

10.11 Further Action. Each Shareholder agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

10.12 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

10.13 Remedies. Each Shareholder agrees and acknowledges that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Shareholder will have the right to seek injunctive relief or a decree of specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement.

10.14 Governing Law. The laws of the State of Delaware (without reference to its choice of laws principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Shareholders.

10.15 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Shareholders had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

10.16 Consent to Jurisdiction. Each Shareholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in New York City for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating hereto except in such courts, and further agrees that service of any process, summons, notice or document by United States registered or certified mail shall be effective service of process for any action, suit or proceeding brought in any court. Externalis hereby (i) irrevocably designates and appoints CT Corporation System of 111 Eighth Avenue, New York, NY 10001 as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in New York City, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.17 Wavier of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

NAVTECH, INC.
By:

Name:
Title:

CAMBRIDGE INFORMATION GROUP II LLC
By:

Name:
Title:

MR. ROBERT N. SNYDER
By:

Name:
Title:

MR. ANDREW M. SNYDER
By:

Name:
Title:

EXTERNALIS S.A.
By:

Name:
Title:

ABRY MEZZANINE PARTNERS, L.P.
By: ABRY Mezzanine Investors, L.P., its General Partner

Name:
Title:

By: ABRY Mezzanine Holdings, LLC, its general partner

A-1

Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P. By: ABRY Investment GP, L.P., its general partner

Name:
Title:

A-2